Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Plan Administrator
BancTrust Financial Group, Inc.
Employee Savings and Profit Sharing Plan:

We consent to the incorporation by reference in Registration Statement No. 333-106621 on Form S-8 of BancTrust Financial Group, Inc. of our report dated June 6, 2004, with respect to the statements of net assets available for plan benefits of BancTrust Financial Group, Inc. Employee Savings and Profit Sharing Plan as of December 31, 2003 and 2002, and the related statements of changes in net assets available for plan benefits for the years then ended, and the related schedule, which report appears in the December 31, 2003 Annual Report on Form 11-K of BancTrust Financial Group, Inc. Employee Savings and Profit Sharing Plan.

/s/KPMG LLP
Birmingham, Alabama
June 25, 2004